Our Ref: NCH0375/A18/CH1512/16

September 26, 2016

U.S. Securities & Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements concerning our firm contained in the Form 8-K of Nutrastar International Inc. dated and filed with the Securities and Exchange Commission on September 26, 2016, and are in agreement with those statements.

Very truly yours
Crowe Horwath (HK) CPA Limited

Hong Kong, China